Exhibit 10(e)


                        EXECUTIVE EMPLOYMENT AGREEMENT



THIS AGREEMENT is entered into April 8, 2000, between JACOBSON STORES INC., a Michigan corporation, of Jackson, Michigan (the "Company"), and Beverly A. Rice the "Associate").


            THE PARTIES AGREE AS FOLLOWS:

            1. Employment and Term. The Company employs Associate as Senior Vice President-Fashion & Merchandising Strategy, and Associate agrees to serve in that capacity and/or in such other capacity or capacities as the Chief Executive Officer of the Company deems advisable, commencing April 16, 2000, and continuing through April 14, 2001, unless terminated sooner pursuant to the provisions of paragraph 4, for the salary and on the terms set forth herein.

            2. Compensation. Subject to the provisions of paragraph 4, the Company agrees to pay Associate salary at an annual rate of $150,000, in bi-weekly or other regular periodic installments no less frequent than monthly.

            3. Duties. Associate agrees, as long as employment by the Company continues, to devote Associate's entire time and best efforts to furthering the interests of the Company; to comply with all regulations and policies of the Company; and to perform the duties requested by any officers and executives of the Company to whom the Associate is directed to report.

            4. Termination. Associate's employment under this Agreement shall terminate on the earliest to occur of the following: (1) immediately upon Associate's death, (2) at the Company's option, immediately when notice to Associate of such termination is given after Associate's permanent incapacity (established to the reasonable satisfaction of the Chief Executive Officer of the Company), (3) at the Company's option, immediately when notice to Associate of such termination is given (for any reason or for no reason and regardless of whether there is good cause for such termination), (4) 30 days after notice of such termination is given to the Company by Associate, and
(5) April 14, 2001. Notice will be deemed to be given on the earliest of (1) when delivered, or (2) three business days after mailed by certified or registered mail, postage prepaid, return receipt requested, or (3) one business day after sent by recognized overnight courier, if to Associate, to Associate's address on the Company's corporate records, and if to the Company, to the address of its principal executive offices. The following events during the term of this Agreement shall have the following respective effects on the obligations of the Company pursuant hereto:

                    (a) If employment is terminated due to Associate's death or permanent incapacity, the Company shall have no obligation to pay any salary or other amounts or benefits under this Agreement or otherwise for any period after the date of termination of employment, but benefits may continue to the extent provided in any wage continuation program, insurance, or other Associate benefit plans that are generally applicable to all Associates of the Company and that are maintained by the Company at that time.




                    (b) Except as otherwise provided in paragraph 4(c), if employment is terminated by the Company (for any reason or for no reason and regardless of whether there is good cause for such termination), or if Associate resigns or retires before or at the expiration of the term, the Company shall have no obligation to pay any salary or other amounts or benefits under this Agreement or otherwise for any period after the date of termination of employment, but benefits may continue to the extent provided in any severance program, wage continuation program, insurance, or other Associate benefit plans that are generally applicable to all Associates of the Company and that are maintained by the Company at that time.

                    (c) If (1) a "Change in Control" (as defined below) occurs during the term of Associate's employment under this Agreement, and
(2) either Associate terminates Associate's employment with the "Entity" (as defined below) for "Good Reason" (as defined below) or the "Entity" terminates Associate's employment without "Cause" (as defined below), both within one year after the Change in Control, Associate will receive an amount equal to Associate's annual salary at the rate set forth in paragraph 2 for the period from the date of such termination through the date that is 24 months after the date such Change in Control occurs. Such payments shall be made at the times provided in paragraph 2. The Company may withhold from such payments all federal, state, city and other taxes to the extent such taxes are required to be withheld by applicable law. The Company's obligation to pay the salary continuation payments provided in this paragraph 4(c) shall survive the expiration of the term.

                            (i) For purposes of this Agreement, a "Change in Control" occurs on the first day any one or more of the following occurs:

                                     (A) any person (as such term is used in
                    Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with all affiliates and associates of such person (as such terms are defined in Rule 12b-2 under the Exchange
                    Act) but excluding all "Excluded Persons" (as defined in paragraph 4(c)(ii)), becomes the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing (A) 20% or more of the combined voting power of all of the Company's outstanding securities entitled to vote generally in the election of the Company's directors, or (B) 20% or more of the combined shares of the Company's capital stock then outstanding, all except in connection with any merger, consolidation, reorganization or share exchange involving the Company;

                                     (B) the consummation of any merger,
                    consolidation, reorganization or share exchange involving the Company, unless the holders of the Company's capital stock outstanding immediately before such transaction own more than 50% of the combined outstanding shares of capital stock and have more than 50% of the combined voting power in the surviving entity after such transaction and they own such securities in substantially the same proportions (relative to each other) as they owned the Company's capital stock immediately before such transaction;

                                     (C) the consummation of any sale or
                    other disposition (in one transaction or a series of related transactions) of all, or substantially all, of the Company's assets to a person whose acquisition of 20% or more of the combined shares of the Company's capital stock then outstanding would have caused a Change in Control under paragraph 4(c)(i)(A); or


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                                     (D) the "Continuing Directors" (as
                    defined in paragraph 4(c)(iii)) cease to be a majority of the Company's directors.

             A determination by the Company's Continuing Directors (by resolution of at least a majority of the Continuing Directors) as to whether a Change in Control has occurred for purposes of this Agreement, the date on which it has occurred or both shall be conclusive for purposes of this Agreement.

                            (ii) For purposes of this Agreement, the
             "Excluded Persons" are (1) Associate, (2) any "group" (as that term is used in Section 13(d) of the Exchange Act and the rules thereunder) that includes Associate or in which Associate is, or has agreed to become, an equity participant, (3) any entity in which Associate is, or has agreed to become, an equity participant, (4) the Company, (5) any subsidiary of the Company,
             (6) any Associate benefit plan of the Company or any subsidiary of the Company or the related trust, (7) any entity to the extent it is holding capital stock of the Company for or pursuant to the terms of any Associate benefit plan of the Company or any subsidiary of the Company, and (8) any director, officer or beneficial owner of at least 10% of the Company's outstanding Common Stock as of the date of this Agreement. For purposes of this Agreement, Associate shall not be deemed an "equity participant" in any group or entity (1) in which Associate owns for investment purposes only no more than 5% of the stock of a publicly-traded entity whose stock is either listed on a national stock exchange or quoted in The NASDAQ National Market, if Associate is not otherwise affiliated with such group or entity, or (2) if Associate's participation is fully-disclosed to, and approved by, the Company's Chief Executive Officer before the Change in Control occurs.

                            (iii) For purposes of this Agreement, the
             "Continuing Directors" are the directors of the Company as of the date of this Agreement, and any person who subsequently becomes a director if such person is appointed to be a director by a majority of the Continuing Directors or if such person's initial nomination for election or initial election as a director is recommended or approved by a majority of the Continuing Directors.

                            (iv) Termination of Associate's employment for
             "Good Reason" means Associate's voluntary termination of employment with the Entity after a Change in Control as a result of (1) any decrease by the Entity (without Associate's consent) in Associate's salary from Associate's salary immediately before such Change in Control; provided, that no such decrease shall constitute "Good Reason" if such decrease is applied in the same manner to all officers or Associates at the same employment level as Associate (such as all officers or all store managers, as the case may be), (2) a substantial change by the Entity (without Associate's consent) in Associate's duties or responsibilities from Associate's duties and responsibilities immediately before such Change in Control, or (3) any requirement by the Entity (to which Associate does not consent) that Associate change Associate's primary place of business. "Good Reason" will not include Associate's death, permanent incapacity or Retirement (as defined below), or Associate's resignation other than as provided in the preceding sentence. For purposes of this Agreement, "Retirement" means Associate's retirement from the Entity in accordance with the Entity's normal policies.

                            (v) The Entity's termination of Associate's
             employment without "Cause" means a termination other than for
             (1) Associate's continued failure either to (A) devote substantially full time to Associate's employment duties (except because of Associate's illness or disability) or (B) make a good faith effort to perform Associate's employment duties; (2) any other willful act or omission which Associate knew, or had reason to know, would materially injure the Entity; or (3) Associate's conviction of a felony involving dishonesty or fraud.


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                            (vi) For purposes of this Agreement, the "Entity"
             shall mean both (1) the Company and (2) in connection with a Change in Control defined in paragraph 4(c)(i)(B) or paragraph 4(c)(i)(C), the survivor of the merger, consolidation, reorganization or share exchange involving the Company and the buyer of all, or substantially all, of the Company's assets, if such additional entity described in this clause (2) (if other than the Company) has offered to employ Associate on such terms that would not constitute "Good Reason" for termination of Associate's employment if imposed by the Company. Therefore, for purposes of this paragraph 4(c), Associate shall not be deemed to have terminated Associate's employment with the Entity for "Good Reason" and the "Entity" shall not be deemed to have terminated Associate's employment without "Cause" unless such actions are taken by all entities included within the definition of "Entity". In addition, for purposes of this paragraph 4(c), Associate shall not be deemed to have terminated Associate's employment with the Entity for "Good Reason" and the "Entity" shall not be deemed to have terminated Associate's employment without "Cause" if (1) the survivor of the merger, consolidation, reorganization or share exchange involving the Company and the buyer of all, or substantially all, of the Company's assets has offered to employ Associate on such terms that would not constitute "Good Reason" for termination of Associate's employment if imposed by the Company, (2) Associate refuses such employment, and (3) the Company terminates Associate's employment for any reason or for no reason.

                    (d) The severance benefits provided in this paragraph 4 are exclusive and in lieu of any other severance benefits to which Associate may be entitled, except for any benefits under the terms of any stock options or restricted stock agreements Associate may have.

                    (e) There is not, nor will there be unless in writing signed by both Associate and the Company, any express or implied agreement as to Associate's continued employment by the Company after the end of the term of Associate's employment under this Agreement. Associate's subsequent employment with the Company, if any, will be employment "at will", and the provisions of this Agreement will not apply to any such employment.

            5. Previous Agreements Superseded. This Agreement supersedes all previous employment agreements between the parties.

            6. Miscellaneous Provisions. This Agreement may be amended only by written agreement signed by either the Chairman or Vice Chairman of the Company. It shall be construed according to the laws of Michigan, and shall be binding on and enforceable by the parties and their successors in interest.



IN THE PRESENCE OF:                JACOBSON STORES INC.


/s/  James K. Delaney              By: /s/  P. Gerald Mills
-----------------------------          -----------------------------------
                                       Its Chairman of the Board and Chief
                                           COMPANY       Executive Officer


/s/  Debra Cowling                     /s/  Beverly A. Rice
-----------------------------          -----------------------------------
                                            ASSOCIATE



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